EXHIBIT 99.1

N   E   W   S
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[First Indiana Corporation logo]


                               Date October 21, 2005



                               William J. Brunner, CFO - Shareholders & Analysts
                               (317) 269-1614
                               Beth Copeland - Media
                               (317) 269-1395


                               FOR IMMEDIATE RELEASE

       First Indiana Corporation Announces the Sale of Its Trust Division
                        to Marshall & Ilsley Corporation

     (INDIANAPOLIS) -- First Indiana Bank today announced that it has signed a definitive agreement to sell its trust business to Marshall & Ilsley Corporation (NYSE: MI) in a transaction which is expected to close in the first quarter of 2006. "This transaction and our future working relationship with M&I should deliver to First Indiana clients a broader array of products and services," said Robert Warrington, Chief Executive Officer of First Indiana Bank.

     "We are pleased to announce this strategic acquisition and partnership with FirstTrust Indiana," said Kenneth Krei, Senior Vice President, Marshall & Ilsley Corporation, and President of M&I Wealth Management. "I'm personally looking forward to working with Ralph Nowak and the FirstTrust team."
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     "As a division of M&I,  FirstTrust  will continue as the trust  division of choice for First Indiana Bank clients, both existing and future," said Ralph Nowak, President and Chief Investment Officer for FirstTrust. "Regional autonomy has been a cornerstone of the way M&I conducts business. The alliance with M&I will allow us to continue local portfolio management, which has been valuable to our clients. FirstTrust plans to retain all its existing employees and continue to use our local service providers," said Nowak.

     First Indiana Corporation (Nasdaq: FINB) is a financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 30 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

     This press release contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. Additional information concerning forward-looking statements is available in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent filings with the United Stated Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC's Web site at www.sec.gov or on the Corporation's web site at www.FirstIndiana.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.